Exhibit 99.1

CONTACT:	Rick Howe
Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com
BIOMED REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2008 FINANCIAL RESULTS
SAN DIEGO, Calif. — February 11, 2009 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the fourth quarter and full-year ended December 31, 2008.
Fourth Quarter 2008 Highlights
•	The company significantly de-leveraged during the quarter, reducing the percentage of debt to total assets to 41.8%, the company’s lowest level since September 30, 2006, primarily as the result of lowering outstanding debt to $1.3 billion as of December 31, 2008 by:
•	Completing a common stock offering of 8,625,000 shares resulting in net proceeds of approximately $212.4 million

•	Repurchasing $46.8 million face value of our exchangeable senior notes for approximately $28.8 million

•	Selling a portion of the parking spaces in the garage at the Center for Life Science | Boston for approximately $28.8 million
•	Ten leasing transactions were executed representing approximately 195,000 square feet:
•	Five new leases totaling approximately 130,000 square feet, including a 36,900 square foot lease with a wholly owned subsidiary of Novo Nordisk A/S at our 530 Fairview property in Seattle, and an additional 49,286 square foot lease with Children’s Hospital Corporation at the Center for Life Science | Boston

•	Five leases amended to extend their terms, totaling approximately 65,000 square feet
•	Net income available to common stockholders for the fourth quarter was $8.3 million, or $0.10 per diluted share, compared to $13.2 million, or $0.20 per diluted share, for the same period in 2007
•	This fourth quarter net income included a gain related to the repurchase of a portion of our exchangeable senior notes of $17.1 million, or $0.21 per diluted share; a charge associated with ineffectiveness of forward starting interest rate swaps of approximately $19.2 million, or $0.23 per diluted share; and a charge associated with an executive retirement of $1.1 million, or $0.01 per diluted share

BioMed Realty Trust, Inc.

•	Excluding the three items noted above, funds from operations (FFO) for the quarter would have been $38.2 million, or $0.46 per diluted share. Including these three items, FFO was $35.0 million, or $0.42 per diluted share, up from $31.6 million in the same period last year, an increase of 10.8%
•	Total revenues increased to $83.0 million, up 29.6% from $64.1 million for the same period in 2007, largely as the result of continued leasing and development deliveries
•	Same-property net operating income increased 3.7% on a cash basis from the same period in 2007
2008 Highlights
During the full year 2008, the company:
•	Completed two common stock offerings resulting in net proceeds of approximately $362.0 million

•	Repurchased $46.8 million face value of exchangeable senior notes for approximately $28.8 million

•	Acquired our 500 Fairview Avenue property, an approximately 22,000 square foot building in Seattle that is fully leased

•	Completed the purchases of the remaining minority interests in the limited liability companies that own our Waples Street property in San Diego and our 530 Fairview Avenue property in Seattle

•	Entered into a $245.0 million secured construction loan facility through our joint venture with Prudential Real Estate Investors (PREI®) to fund the remaining anticipated cost to complete construction at our 650 East Kendall Street property in Cambridge

•	Executed 46 leasing transactions representing approximately 848,000 square feet:
•	28 new leases totaling approximately 527,000 square feet

•	18 leases amended to extend their terms, totaling approximately 321,000 square feet
•	Achieved substantial completion of core and shell construction at the Center for Life Science | Boston, 530 Fairview Avenue property in Seattle, Towne Centre Drive campus in San Diego, and Landmark at Eastview campus in Tarrytown, New York, with the newly constructed buildings collectively 81.1% leased at December 31, 2008

•	Increased total revenues 13.5% for the year to $302.0 million from $266.1 million in 2007

•	Excluding the three items noted above for the fourth quarter, the company generated FFO of $139.5 million for the year, or $1.86 per diluted share, compared to $130.3 million, or $1.91 per diluted share, in 2007. Including these three items, FFO was $136.3 million, or $1.82 per diluted share

•	Continued to enhance the breadth and depth of the company’s organization:

BioMed Realty Trust, Inc.

•	Added John P. Bonanno as Vice President, Development, who brings more than 18 years of experience in commercial real estate and life science business to the company

•	Promoted Kent Griffin to President and Chief Operating Officer to oversee the day-to-day operational activities and execution of the business plan while continuing to serve as the company’s Chief Financial Officer

•	Promoted Jonathan P. Klassen to the position of Vice President, Legal and Secretary, and Kevin M. Simonsen to the position of Vice President, Real Estate Counsel
Commenting on BioMed’s results, Alan D. Gold, BioMed’s Chairman and Chief Executive Officer, said, “I am proud of our team’s strong performance against the backdrop of the broader market turmoil. Our strategy of building a well-located portfolio of world-class research facilities has served us well as BioMed continues to attract top-notch life science organizations to our tenant roster. In the fourth quarter alone, we signed leases with Children’s Hospital Corporation in Boston and Novo Nordisk in Seattle, followed by our subsequent addition of Kowa Company Ltd., Japan’s fifth largest trading company, at the Center for Life Science | Boston in January of this year.”
Fourth Quarter and Full-Year 2008 Financial Results
Rental revenues for the fourth quarter were $63.5 million compared to $49.6 million for the same period in 2007, an increase of 27.9%. Rental revenues for 2008 were $227.5 million compared to $196.0 million in 2007, an increase of 16.1%. Same property net operating income on a cash basis for the fourth quarter was $43.7 million, an increase of 3.7% from the same period in 2007.
Total revenues for the fourth quarter were $83.0 million, compared to $64.1 million for the same period in 2007, an increase of 29.6%. For 2008, total revenues increased 13.5% to $302.0 million from $266.1 million in 2007.
Net income available to common stockholders for the fourth quarter was $8.3 million, or $0.10 per diluted share, compared to $13.2 million, or $0.20 per diluted share, for the same period in 2007. Net income available to common stockholders for 2008 was $47.9 million, or $0.67 per diluted share, compared to $55.7 million, or $0.85 per diluted share, in 2007. Annual and fourth quarter 2008 results were impacted by the following items:
•	During the fourth quarter, the company acquired $46.8 million face value of its exchangeable senior notes for approximately $28.8 million, resulting in a net gain on the extinguishment of debt of $17.1 million.

BioMed Realty Trust, Inc.

•	The company concluded that two of its forward swaps were no longer highly effective, thereby requiring the company to prospectively discontinue hedge accounting and record a loss on derivative instruments of $19.2 million for the fourth quarter.

•	The company incurred additional salary and stock compensation costs associated with an executive retirement totaling $1.1 million.
Excluding these three items, FFO for the fourth quarter would have been $38.2 million, or $0.46 per diluted share, compared to $31.6 million, or $0.46 per diluted share, in the same period last year. The increase in FFO is primarily the result of an increase in rental revenues.
FFO for 2008 increased 4.6% to $136.3 million, or $1.82 per diluted share, from $130.3 million, or $1.91 per diluted share, for full year 2007. Excluding the three items noted above, FFO for the year would have increased 8.1% over the previous year to $139.5 million, or $1.86 per diluted share. This increase is primarily the result of an increase in rental revenues due to the delivery of the Center for Life Science | Boston.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and a definition of FFO are included at the end of this release.
Financing Activity
At December 31, 2008, the company’s debt to total assets ratio was 41.8%.
As of December 31, 2008, the company’s consolidated debt included:
•	Fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $353.2 million, including $8.8 million of debt premium, and a weighted-average effective interest rate of 5.5% at year end;

•	$250 million secured term loan, with a weighted-average effective interest rate of 3.1% at year end;

•	$128.3 million aggregate principal amount of 4.50% exchangeable senior notes due in 2026;

•	$108.8 million in outstanding borrowings under the company’s $600 million unsecured revolving line of credit, with a weighted-average effective interest rate of 2.6% at year end; and

BioMed Realty Trust, Inc.

•	$507.1 million in outstanding borrowings under the company’s acquisition and construction loan secured by the Center for Life Science | Boston property, with a weighted-average effective interest rate of 2.0% at year end.
During 2008, the company completed the following debt-related transactions:
•	Entered into a $245.0 million secured construction loan facility through the company’s joint venture with PREI to fund the remaining anticipated cost to complete construction at its 650 East Kendall Street property in Cambridge; and

•	Completed the repurchase of $46.8 million of exchangeable senior notes at a cost of $28.8 million, or 61.6% of face value, for a gain of $17.1 million.
The company also completed the sale of 8,625,000 shares of common stock on October 6, 2008, raising net proceeds of approximately $212.4 million. The net proceeds were utilized to repay a portion of the outstanding borrowings on the company’s $600 million unsecured revolving line of credit and for other general corporate and working capital purposes.
Including the October 2008 offering, the company completed two common stock offerings in 2008 resulting in net proceeds of approximately $362.0 million, which were used to repay a portion of the outstanding indebtedness under the company’s $600 million unsecured revolving line of credit and for other general corporate and working capital purposes.
“We consider prudent stewardship of capital as one of our most important corporate objectives,” commented Kent Griffin, President and Chief Financial Officer of BioMed. “In 2008, we continued to proactively manage our balance sheet, including having the foresight to raise common equity twice during the year and to reduce borrowing costs while increasing our debt capacity before credit began to seriously contract in the latter part of the year. As a result, we have reduced our debt level to 41.8% of total assets, our lowest level since the third quarter of 2006. We are confident that our capital structure and positioning, combined with the continued support of our shareholders and lenders, will provide us with the flexibility to capitalize on the opportunities that lie ahead.”
Portfolio Update
During the quarter ended December 31 2008, the company executed ten leasing transactions representing approximately 195,000 square feet, including five new leases totaling approximately 130,000 square feet and five leases amended to extend their terms, totaling approximately 65,000 square feet.

BioMed Realty Trust, Inc.

During 2008, the company executed 46 leasing transactions representing approximately 848,000 square feet, including 28 new leases totaling approximately 527,000 square feet and 18 leases amended to extend their terms, totaling approximately 321,000 square feet.
During the quarter ended December 31, 2008, the company completed the purchase of the remaining 30% interest in the limited liability company that owns the 530 Fairview Avenue property in Seattle for approximately $2.6 million, and sold a portion of the parking spaces in the Center for Life Science | Boston garage for approximately $28.8 million.
Also in 2008, the company acquired a 22,000 square foot building at 500 Fairview Avenue in Seattle that is fully leased for an aggregate purchase price of approximately $4.0 million.
As of December 31, 2008, BioMed Realty Trust owned or had interests in 112 buildings, located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. The company’s portfolio was comprised of the following, with its operating portfolio 86.9% leased to 124 tenants, as of December 31, 2008:

Rentable
Square Feet
Operating portfolio	7,456,982
Repositioning and redevelopment properties	1,524,506
Construction in progress	1,440,867

Total portfolio	10,422,355

Land parcels	1,367,000

Total proforma portfolio	11,789,355

Quarterly and Annual Distributions
BioMed Realty Trust’s board of directors previously declared a fourth quarter 2008 dividend of $0.335 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from October 16, 2008 through January 15, 2009. For the full year 2008, the company declared dividends totaling $1.34 per common share and $1.84376 per Series A preferred share, with the common dividend representing an increase of 8.1% over 2007 dividend distributions.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.

BioMed Realty Trust, Inc.

Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, February 12, 2009 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling 800.299.7089 (domestic) or 617.801.9714 (international) with call ID number 80976360. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 3:00 p.m. Pacific Time on Thursday, February 12, 2009 through midnight Pacific Time on Tuesday, February 17, 2009 by calling 888.286.8010 (domestic) or 617.801.6888 (international) and using access code 78309388.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty Trust owns or has interests in 69 properties, representing 112 buildings with approximately 10.4 million rentable square feet, including approximately 1.4 million square feet of development in progress. The company also owns undeveloped land parcels adjacent to existing properties that it estimates can support up to 1.4 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any

BioMed Realty Trust, Inc.

intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31,
	2008	2007

ASSETS
Investments in real estate, net	$2,957,735	$2,805,983
Investment in unconsolidated partnerships	18,173	22,588
Cash and cash equivalents	21,422	13,479
Restricted cash	7,877	8,867
Accounts receivable, net	9,417	4,457
Accrued straight-line rents, net	58,138	36,415
Acquired above-market leases, net	4,329	5,745
Deferred leasing costs, net	101,519	116,491
Deferred loan costs, net	9,933	15,567
Other assets	38,256	27,676

Total assets	$3,226,799	$3,057,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$353,161	$379,680
Secured construction loan	507,128	425,160
Secured term loan	250,000	250,000
Exchangeable senior notes	128,250	175,000
Unsecured line of credit	108,767	270,947
Security deposits	7,623	7,090
Dividends and distributions payable	32,445	25,596
Accounts payable, accrued expenses and other liabilities	66,821	74,103
Derivative instruments	126,091	21,768
Acquired below-market leases, net	17,286	23,708

Total liabilities	1,597,572	1,653,052
Minority interests	12,381	17,280
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at December 31, 2008 and 2007	222,413	222,413
Common stock, $.01 par value, 100,000,000 shares authorized, 80,757,421 and 65,571,304 shares issued and outstanding at December 31, 2008 and 2007, respectively	808	656
Additional paid-in capital	1,647,039	1,277,770
Accumulated other comprehensive loss	(112,126)	(21,762)
Dividends in excess of earnings	(141,288)	(92,141)

Total stockholders’ equity	1,616,846	1,386,936

Total liabilities and stockholders’ equity	$3,226,799	$3,057,268

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Revenues:
Rental	$63,518	$49,645	$227,464	$195,996
Tenant recoveries	18,869	14,471	72,166	61,735
Other income	646	(66)	2,343	8,378

Total revenues	83,033	64,050	301,973	266,109

Expenses:
Rental operations	17,255	12,006	61,600	50,789
Real estate taxes	6,181	3,816	23,129	20,353
Depreciation and amortization	25,703	17,645	84,227	72,202
General and administrative	6,406	5,880	22,834	21,870

Total expenses	55,545	39,347	191,790	165,214

Income from operations	27,488	24,703	110,183	100,895
Equity in net loss of unconsolidated partnerships	(862)	(199)	(1,200)	(893)
Interest income	115	181	485	990
Interest expense	(11,738)	(6,641)	(39,612)	(27,654)
Loss on derivative instruments	(19,222)	—	(19,948)	—
Gain on extinguishment of debt	17,066	—	17,066	—

Income from continuing operations before minority interests	12,847	18,044	66,974	73,338
Minority interests in continuing operations of consolidated partnerships	13	17	9	(45)
Minority interests in continuing operations of operating partnership	(319)	(591)	(2,086)	(2,412)

Income from continuing operations	12,541	17,470	64,897	70,881
Income from discontinued operations before gain on sale of assets and minority interests	—	—	—	639
Gain on sale of real estate assets	—	—	—	1,087
Minority interests attributable to discontinued operations	—	—	—	(74)

Income from discontinued operations	—	—	—	1,652

Net income	12,541	17,470	64,897	72,533
Preferred stock dividends	(4,241)	(4,241)	(16,963)	(16,868)

Net income available to common stockholders	$8,300	$13,229	$47,934	$55,665

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.10	$0.20	$0.67	$0.83

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.10	$0.20	$0.67	$0.85

Weighted-average common shares outstanding:
Basic	79,692,998	65,308,702	71,684,244	65,302,794

Diluted	82,827,216	68,307,355	74,831,483	68,269,985

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(In thousands, except share and per share data)
(unaudited)
     The following table provides the calculation of our FFO and a reconciliation to net income available to common stockholders (in thousands, except per share amounts):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income available to common stockholders	$8,300	$13,229	$47,934	$55,665
Adjustments:
Minority interests in operating partnership	319	591	2,086	2,486
Gain on sale of real estate assets	—	—	—	(1,087)
Depreciation and amortization — unconsolidated partnerships	662	394	2,100	1,139
Depreciation and amortization — consolidated entities-discontinued operations	—	—	—	228
Depreciation and amortization — consolidated entities-continuing operations	25,703	17,645	84,227	72,202
Depreciation and amortization — allocable to minority interest of consolidated joint ventures	(16)	(285)	(40)	(285)

Funds from operations available to common shares and partnership and LTIP units	$34,968	$31,574	$136,307	$130,348

Funds from operations per share — diluted	$0.42	$0.46	$1.82	$1.91

Weighted-average common shares outstanding — diluted	82,827,216	68,307,355	74,831,483	68,269,985

We present funds from operations, or FFO, available to common shares and partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.